[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                                                                   EXHIBIT 10.53

                             MODIFICATION AGREEMENT

         This MODIFICATION AGREEMENT ("Agreement"), dated as of December 12, 2002, is entered into by and between AMPHORA DISCOVERY CORP., a Delaware corporation ("Amphora"), and CALIPER TECHNOLOGIES CORP., a Delaware corporation ("Caliper").

                                   BACKGROUND

         A. Caliper and Amphora have previously entered into a LabChip Solutions Agreement dated as of September 21, 2001 (the "LabChip Solutions Agreement") and an Intellectual Property Agreement dated as of September 21, 2001 (the "Intellectual Property Agreement", and together with the LabChip Solutions Agreement, the "Existing Agreements"). Any capitalized terms used in this Agreement but not defined herein shall have the meaning ascribed to them in the Existing Agreements.

         B. Amphora has requested that Caliper agree to (i) a modification of Amphora's obligation under the LabChip Solutions Agreement to make a minimum payment of $4,000,000 in respect of Datapoints generated during the second Production Year, (ii) a deferral of Amphora's obligation to purchase an additional Instrument System prior to December 31, 2002 to December 31, 2003, and (iii) a termination of the Sublease (as defined below) effective as of March 1, 2003, and Caliper is willing to agree to each such requested item on and subject to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained in this Agreement, the parties agree as follows:

1.       DEFINITIONS

         For purposes of this Agreement, the following terms shall be defined as follows:

         1.1. "Amphora Financing" shall mean the issuance and sale by Amphora of (i) not less than [*] of Preferred Stock on or before December 31, 2002 (not including the Preferred Stock issued to Caliper pursuant to Section 2.1 below) and (ii) not less than an additional [*] of Preferred Stock on or before December 31, 2003.

         1.2. "Datapoint Rate" shall mean the price per Datapoint to be paid by Amphora to Caliper pursuant to the terms of the LabChip Solutions Agreement and this Agreement. The parties agree that the Datapoint Rate for the second Production Year and third Production Year shall be [*] per Datapoint, [*] The parties shall negotiate in good faith prior to the end of the third Production Year to determine the Datapoint Rate that will be applicable for Datapoints generated by Amphora after the end of the third Production Year.

         1.3. "Pilot Transaction" shall mean a trial transaction between Amphora and a potential customer involving equal to or less than [*] in revenue, as determined in accordance with GAAP.

         1.4. "Preferred Stock" shall mean Amphora Series B Convertible Redeemable Preferred Stock issued by Amphora in connection with the Amphora Financing with rights, privileges and preferences substantially in accordance with the Amended and Restated Certificate of Incorporation of Amphora attached hereto as Schedule 1.4.

         1.5. "Revenue" shall mean, with respect to any period of time, the amount of revenue recognized by Amphora for such period, as determined in accordance with GAAP; provided that for purposes of this Agreement, Revenue shall not include revenue recognized by Amphora in connection with Pilot Transactions until the total amount of revenue recognized by Amphora from Pilot Transactions during any rolling four-quarter period exceeds [*], in which event Revenue shall include all such revenue in excess of [*].

         1.6. "Sublease" shall mean that certain Sublease dated as of September 1, 2001 between Amphora and Caliper pursuant to which Amphora subleases from Caliper approximately 5,500 square feet of gross leasable area in the building commonly known as Cypress Business Park located at 665 Clyde Avenue in Mountain View, California.

2.       MODIFICATION OF DATAPOINT PAYMENT OBLIGATION

         2.1. MODIFICATION OF DATAPOINT OBLIGATION FOR THE SECOND PRODUCTION YEAR. Pursuant to Section 4.2.2.2 of the LabChip Solutions Agreement Amphora is obligated to pay to Caliper a one-time minimum price of US$4,000,000, and a maximum total aggregate price of US$6,000,000, for all Datapoints produced during the second Production Year. Upon the effectiveness of this Agreement pursuant to Section 8 below, Section 4.2.2.2 of the LabChip Solutions Agreement shall be of no further force or effect, and Amphora's rights and obligations with respect to Datapoints produced during the second Production Year under
                  Section 4.2.2.2 of the LabChip Solutions Agreement shall be converted into the following rights and obligations:

                  2.1.1 Amphora shall pay to Caliper US$1,800,000 in cash in the second Production Year (which the parties agree began on December 1, 2002), in four equal installments of US$450,000, payable on each of February 28, 2003, May 31, 2003, August 31, 2003, and
                           November 30, 2003. In consideration of such payments, Amphora shall be entitled to produce [*] Datapoints (either during or after the second Production Year) without making any further payment to Caliper on account of the generation of Datapoints. After Amphora has produced such [*] Datapoints, subject to Amphora's use of Datapoints credits as described in

                           Section 2.1.5 below, Amphora shall pay Caliper additional amounts, no later than the tenth (10th) business day of each quarter, equal to the product of
                           (i) the Datapoint Rate multiplied by (ii) the number of Datapoints generated by Amphora during the immediately preceding quarter (excluding any such Datapoints included in the initial [*] Datapoints) (any such additional payments being referred to herein as "Additional Datapoint Payments"). Any payment required under this Section 2.1.1 that is not paid when due shall bear interest until paid in full in accordance with Section 4.5.1 of the LabChip Solutions Agreement. Until the Deferred Contingent Obligation (as defined below) is satisfied in full, Amphora shall be entitled to satisfy any Additional Datapoint Obligation for any quarter with Quarterly Revenue Payments relating to such quarter or, to the extent not already fully utilized, any previous quarter.

                  2.1.2 Amphora shall make a cumulative total of US$2,200,000 of deferred contingent payments (the "Deferred Contingent Obligation") to Caliper, which obligation shall be satisfied and reduced by Amphora by any combination of: (i) quarterly payments made by Amphora to Caliper in an amount which shall not be less than [*] of Amphora's Revenue for the immediately preceding quarter (such payments being referred to herein as "Quarterly Revenue Payments");
                           (ii) Sales Commission Credits received by Amphora from Caliper pursuant to Section 5 below; and (iii) Additional Datapoint Payments actually made by Amphora to Caliper (excluding any Additional Datapoint Payments satisfied pursuant to Section
                           2.1.5 below). Payments to Caliper in respect of the Deferred Contingent Obligation shall be made by Amphora on a quarterly basis (commencing with the calendar quarter beginning on January 1, 2003), no later than the tenth (10th) business day of the first month of each calendar quarter. In determining at the end of each quarter how much Amphora is obligated to pay Caliper in respect of the Deferred Contingent Obligation, satisfaction of the Deferred Contingent Obligation pursuant to Sales Commission Credits shall be considered first, satisfaction of the Deferred Contingent Obligation pursuant to Quarterly Revenue Payments shall be considered second, and satisfaction of the Deferred Contingent Obligation pursuant to Additional Datapoint Payments shall be considered last. In the event that Amphora seeks bankruptcy or any similar protection from its creditors, or Amphora's creditors initiate an involuntary bankruptcy proceeding against Amphora which is not dismissed within thirty (30) days, the then remaining unpaid balance of the Deferred Contingent Obligation shall be immediately due and payable to Caliper.

                  2.1.3 In the event that the full amount of the Contingent Deferred Payments has not been paid by Amphora to Caliper upon the earliest to occur of (i) the closing of Amphora's initial public offering, (ii) the closing of a sale of Amphora or substantially all of its stock or assets, or (iii) December 31, 2004, Amphora shall become obligated to issue Caliper that number of shares of Preferred Stock computed by dividing (x) the then outstanding amount of the Deferred Contingent Obligation by (y) [*] The Preferred Stock issued to Caliper pursuant to this
                           Section 2.1.4 shall not constitute payment of the outstanding amount of the

                           Deferred Contingent Obligation, which shall remain outstanding for satisfaction as set forth in Section
                           2.1.2 above. Notwithstanding the foregoing, if prior to the date Amphora becomes obligated to issue Preferred Stock to Caliper pursuant to this Section 2.1.3, Amphora elects to pay the then outstanding amount of the Deferred Contingent Obligation to Caliper in full, (1) Amphora shall have no obligation to issue such Preferred Stock to Caliper and (2) Amphora shall receive a credit for future Additional Datapoint Payments equal to the then outstanding amount of the Deferred Contingent Obligation so paid.

                  2.1.4 In the event that (i) Amphora fails to close a second tranche of the Amphora Financing prior to December 31, 2003 (in which an aggregate $23,000,000 is raised, including amounts raised in the first tranche) and (ii) at such time the full amount of the Contingent Deferred Payments has not been paid by Amphora to Caliper, Amphora shall pay the then outstanding amount of the Deferred Contingent Obligation to Caliper no later than January 5, 2004. Amphora shall receive a credit for future Additional Datapoint Payments equal to the amount of the then outstanding amount of the Deferred Contingent Obligation so paid.

                  2.1.5 To the extent that the Deferred Contingent Obligation is satisfied by Amphora through Quarterly Revenue Payments and/or Sales Commission Credits, Amphora will receive a credit that can be applied to satisfy, to the extent of such credit, its obligation to make Additional Datapoint Payments to Caliper pursuant to
                           Section 2.1.1 above. The amount of any such Datapoint credit created with respect to any quarter shall be equal to the quotient of (x) the total amount of Quarterly Revenue Payments made, and Sales Commission Credits received, by Amphora during such quarter, divided by (y) the then applicable Datapoint Rate being paid by Amphora. Any Datapoint credit created pursuant to this Section 2.1.5 shall be carried over to future quarters at no additional cost to Amphora until fully consumed.

                  2.1.6 Amphora shall issue to Caliper 2,500,000 shares of Preferred Stock contemporaneously with the closing of the Amphora Financing.

                  2.1.7 Amphora shall provide Caliper with the marketing support and assistance described in Section 4 below.

         2.2. REVENUE INFORMATION REPORTING. Amphora shall deliver to Caliper, for each calendar quarter for which a payment in respect of the Deferred Contingent Obligation is potentially payable, a report setting forth in reasonable detail the Revenue of Amphora during such quarter and any revenue recognized by Amphora during such quarter from Pilot Transactions. Such report shall be delivered to Caliper at the time any such payment is made, or would have been made if Amphora had had Revenue during such quarter. Caliper shall review each such Revenue report upon receipt, and the Revenue set forth by Amphora therein shall be deemed correct for purposes of determining Amphora's payment obligation to Caliper unless Caliper provides Amphora with written notice describing a disagreement, in reasonable detail, within thirty
                  (30) days after Caliper's receipt of such report. Amphora's obligations with respect to delivering reports pursuant to this Section 2.2 shall be subject in all respects to the provisions of Section 4.5.4 of the LabChip Solutions Agreement.

         2.3. DATAPOINT INFORMATION REPORTING. Amphora and Caliper are presently working on developing a system for reporting the number of Datapoints generated on each Instrument System operated by Amphora. Caliper and Amphora shall each use all commercially reasonable efforts to create and initiate a mutually acceptable Datapoint reporting system as promptly as practicable.

         2.4. EXAMPLES. Attached hereto as Schedule 2.4 are illustrative examples of the parties' intent as to the operation of the modification of Section 4.2.2.2 of the LabChip Solutions Agreement set forth in paragraph 2.1 above.

3.       MODIFICATION OF INSTRUMENT SYSTEM PURCHASE OBLIGATION

         Pursuant to Section 2.2.2 of the LabChip Solutions Agreement Amphora is obligated, among other things, to purchase an additional eleven Instrument Systems prior to December 31, 2002. Prior to the date of this Agreement, Amphora has purchased ten of such Instrument Systems. Upon the effectiveness of this Agreement pursuant to Section 8 below, Amphora's obligation to purchase the one remaining Instrument System shall be deferred to December 31, 2003, by which date Amphora shall be required to issue a purchase order for, and take delivery of, such Instrument System.

4.       MARKETING OBLIGATIONS

         Upon the effectiveness of this Agreement pursuant to Section 8 below, Amphora shall provide Caliper with three to five "marketing stories" for [*] screening with a focus of on-chip approaches. Each of these marketing stories should have the following elements (as reasonably determined mutually by Amphora and Caliper): (i) graphic depictions of primary screening data that shows the general approach for assay development, as well as graphic depictions of a data set that demonstrates high data quality; (ii) a set of hit confirmation data that shows IC50 curves for the good hits, and examples of data where the IC50 curves show compounds not worth pursuing; and (iii) a selection of confirmed hits that are subjected to a realistic selectivity screen with specific and relevant [*] that demonstrate the ability to identify good potential compound leads as well as compounds that show enough cross reactivity to be eliminated from further work (without disclosing any proprietary information of third parties). Notwithstanding the foregoing, nothing herein in this Section 4 shall require Amphora to provide information that it reasonably deems to be confidential. In addition, Amphora shall agree to have representatives make a total of five presentations at Caliper sponsored symposia during the next 12 months. [*] will be made available (so long as he is an Amphora employee or consultant) to make three of the presentations (to the extent [*], other suitable Amphora employees or consultants reasonably agreeable to Caliper may make such presentations). Amphora shall also consult with Caliper, for up to 20 total hours, regarding the selection of the most relevant [*] for selectivity screening.

5.       SALES COMMISSIONS

         Upon the effectiveness of this Agreement pursuant to Section 8 below, until the Deferred Contingent Obligation has been paid in full to Caliper, Caliper shall credit Amphora with a sales commission of between [*] and [*] of actual revenue (excluding any revenue relating to freight, insurance, duties, taxes, or other similar items) received by Caliper with respect to sales of instruments in cases where Caliper reasonably determines that Amphora provided substantial assistance in making such sale (any such credit being referred to herein as a "Sales Commission Credit"). The amount of any such Sales Commission Credit shall vary between [*] and [*] depending on the amount of assistance provided by Amphora in making a sale of an instrument, as determined by Caliper in its reasonable discretion. Any Sales Commission Credit shall not be paid in cash to Amphora, but shall offset the then outstanding amount of the Deferred Contingent Obligation to the extent of the Sales Commission Credit.

6.       [*] SERVICES

         Upon the effectiveness of this Agreement pursuant to Section 8 below, at [*] written request, [*] agrees to provide [*] with [*] services upon terms to be agreed upon in writing and which are mutually acceptable to the parties. Nothing in this Section shall require [*] to undertake any services that it [*].

7.       TERMINATION OF SUBLEASE

         Upon the effectiveness of this Agreement pursuant to Section 8 below, Caliper agrees that the Sublease shall terminate upon the later of (i) March 31, 2003 and (ii) the date that Amphora shall have surrendered the Leased Premises (as defined in the Sublease) in compliance with
         Section 12 of the Sublease; provided that on the effective date of any such termination of the Sublease Amphora shall not then be in default under any terms or provision of the Sublease.

8.       CONDITIONS TO EFFECTIVENESS OF AGREEMENT

         8.1. CONDITIONS PRECEDENT. The effectiveness of this Agreement, and the modification of Amphora's obligations and rights under the LabChip Solutions Agreement set forth in this Agreement, is subject to the fulfillment of each of the following conditions precedent:

                  (a) Amphora shall have closed the first tranche of the Amphora Financing on or prior to December 31, 2002; and

                  (b) Amphora shall have issued 2,500,000 shares of Preferred Stock to Caliper contemporaneously with the closing of the first tranche of the Amphora Financing, which Preferred Stock shall have the same rights, privileges and preferences as the Preferred Stock issued to other investors pursuant to the Amphora Financing.

         8.2. CONDITION SUBSEQUENT. The continuing effectiveness of this Agreement after the satisfaction of the conditions precedent set forth in Section 8.1 above shall be subject to the condition subsequent that Amphora shall have paid all outstanding amounts owing to

                  Caliper as of the date of this Agreement (which the parties estimate to be approximately US$1,800,000) within five (5) business days after the closing of the first tranche of the Amphora Financing. In the event such payment is not made within such five (5) business day period, this Agreement shall be terminated without any further action of the parties, and be of no further force or effect, and Amphora's obligations under Section 4.2.2.2 of the LabChip Solutions Agreement shall be reinstated in full.

         8.3. NON-COMPLIANCE WITH AND TERMINATION OF THIS AGREEMENT. Each of Amphora and Caliper agrees to use its best efforts to bring about the satisfaction of the conditions required to be performed by it hereunder as promptly as practicable. This Agreement may be terminated by Caliper at any time, upon written notice to Amphora, if Caliper reasonably determines that the first tranche of the Amphora Financing will not occur, or if the first tranche of the Amphora Financing has not closed on or prior to December 31, 2002.

9.       TERMINATION OF EXCLUSIVITY

         Notwithstanding anything to the contrary set forth in the Existing Agreements, in the event that Amphora materially breaches its obligation to make payments for Datapoints set forth in Section 2 above, and such breach has not been cured within thirty (30) days after written notice of such default from Caliper to Amphora, Caliper may terminate the exclusivity provisions of Sections 2.1.2 and Article 3 of the Intellectual Property Agreement upon written notice to Amphora. In the event the exclusivity provisions are terminated, Amphora's obligations pursuant to the Minimum Aggregate Purchase Requirement provision of Section 3.4 of the Intellectual Property Agreement shall immediately terminate. Notwithstanding anything to the contrary contained in this Agreement, the Intellectual Property Agreement or the LabChip Solutions Agreement, all other rights and obligations of each of Amphora and Caliper under the Existing Agreements shall survive the termination of the exclusivity provisions set forth herein. Without limiting the generality of the foregoing sentence, the termination of the exclusivity provisions set forth herein shall not terminate the Exclusivity Period, for purposes of the definition of the Term, as defined in the LabChip Solutions Agreement.

10.      EFFECT ON EXISTING AGREEMENTS

         Except as specifically modified pursuant to this Agreement, after the effectiveness of this Agreement pursuant to Section 8 above, each of the Existing Agreements, and the rights and obligations of each of Amphora and Caliper under the Existing Agreements, shall remain in full force and effect, except as specifically modified pursuant to this Agreement.

11.      MISCELLANEOUS

         11.1. SECTION HEADINGS, LANGUAGE AND CONSTRUCTION. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement has been negotiated by the parties and their respective counsel. Accordingly, this Agreement will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party.

         11.2. GOVERNING LAW. THIS AGREEMENT, AND ALL DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES OF CALIFORNIA OR ANY OTHER JURISDICTION.

         11.3. ASSIGNMENT. Neither party may assign or otherwise transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party hereto, except to a party that succeeds to all or substantially all of such party's business or assets, whether by sale of stock or assets, merger, operation of law or otherwise; provided that such assignee or transferee agrees in writing to be bound by the terms and conditions of this Agreement. Any other attempt by a party to assign or otherwise transfer this Agreement shall be null and void without the prior written consent of the other party. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

         11.4. MODIFICATION. No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by both parties. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by both parties.

         11.5. SEVERABILITY. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

         11.6. NOTICES. Any notice or other communication required by this Agreement shall be made in accordance with the requirements of the Existing Agreements.

         11.7. ENTIRE AGREEMENT. The parties acknowledge that this Agreement, the Existing Agreements, and the exhibits and schedules of each such agreement, set forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous discussions, agreements and writings in respect hereto.

         11.8. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties have executed the Agreement as of the date first set forth above.

CALIPER TECHNOLOGIES CORP.                      AMPHORA DISCOVERY CORP.

By: /s/ Dan Kisner                              By: /s/ Martin Haslanger
    ---------------------------                     ----------------------------

Name: Daniel L. Kisner                          Name: Martin Haslanger

Title: Chairman of the Board                    Title: President & CEO

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                                                                    Schedule 1.4

          Amended and Restated Certificate of Incorporation of Amphora

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             AMPHORA DISCOVERY CORP.

         Amphora Discovery Corp., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         A. The name of the corporation is Amphora Discovery Corp. The corporation was originally incorporated under the name of Amphora Discovery Sciences, Inc. The date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is May 18, 2001.

         B. Pursuant to sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation of this corporation.

         C. The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

         ONE.              The name of the corporation is Amphora Discovery
Corp. (the "Corporation" or the "Company").

         TWO.              The address of the registered office of this
Corporation in the State of Delaware is the Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801 and the name of the registered agent at that address is The Corporation Trust Company.

         THREE.            The purpose of the Corporation is to engage in any
lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

         FOUR.             This Corporation is authorized to issue two classes
of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is 777,345,000, of which 491,845,000 shares of which are designated Common Stock (the "Common Stock") and 285,500,000 shares are designated Preferred Stock (the "Preferred Stock"). Of the Preferred Stock, 36,000,000 shares are designated Series A Convertible Redeemable Preferred Stock (the "Series A Preferred"),

36,000,000 shares are designated as Series A-1 Convertible Redeemable Preferred Stock ("Series A-1 Preferred"), 36,000,000 shares are designated as Series A-2 Convertible Redeemable Preferred Stock (the "Series A-2 Preferred"), 88,750,000 shares are designated as Series B Convertible Redeemable Preferred Stock ("Series B Preferred") and 88,750,000 shares are designated as Series B-1 Convertible Redeemable Preferred Stock ("Series B-1 Preferred"). The Preferred Stock shall have a par value of $0.001 per share, and the Common Stock shall have a par value of $0.001 per share.

         The rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock and the Preferred Stock are as follows:

         A.       Dividends.

                  1. The holders of the Series A-1 Preferred and Series B Preferred shall be entitled to receive cumulative dividends, which shall accrue whether or not declared, out of funds legally available therefor, at the annual rate of $0.08 per share of Series A-1 Preferred and $0.032 per share of Series B Preferred, held by them, as adjusted for stock splits, stock dividends, recapitalizations, and similar events, prior and in preference to the declaration or payment of any dividend or other distribution (payable other than in Common Stock) with respect to the Common Stock, when, as and if declared by the Board of Directors.

                  2. The holders of the Series A, Series A-2 and Series B-1 Preferred shall be entitled to receive non-cumulative dividends, which may be declared out of funds legally available therefor, at the annual rate of $0.08 per share of Series A Preferred, $0.08 per share of Series A-2 Preferred and $0.032 per share of Series B-1 Preferred, held by them, as adjusted for stock splits, stock dividends, recapitalizations, and similar events, prior and in preference to the declaration or payment of any dividend or other distribution (payable other than in Common Stock) with respect to the Common Stock, when, as and if declared by the Board of Directors.

                  3. As long as any Shares of Series A, Series A-1, Series A-2, Series B or Series B-1 Preferred shall be outstanding, no dividends or other distributions shall be made with respect to the Common Stock, other than dividends payable solely in Common Stock, without the approval of 66 2/3% of the Series A, Series A-1, Series A-2, Series B and Series B-1 Preferred, voting together as a single class.

                  4. Upon conversion of any shares of Preferred Stock pursuant to the provisions of Section C, the holder of any converted shares of Preferred Stock shall no longer be entitled to any and all dividends accrued up to the date of such conversion pursuant to this Section A.

         B.       Liquidation Preference.

                  1. Preferred Stock Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (each a "Liquidation Event"), the holders of Series A-1 and Series B Preferred shall be entitled to receive, pari passu with each other but prior and in preference to any distribution of any of the assets or surplus funds of the

Corporation to the holders of Series A Preferred, Series A-2 Preferred, Series B-1 Preferred and Common Stock by reason of their ownership thereof: the amount of $1.00 per share (as adjusted for Series A-1 Preferred stock splits, stock dividends, recapitalizations and similar events) for each share of Series A-1 Preferred (the "Original Series A-1 Issue Price") then held; the amount of $0.40 per share (as adjusted for Series B Preferred stock splits, stock dividends, recapitalizations and similar events) for each share of Series B Preferred (the "Original Series B Issue Price") then held; and, in addition, an amount equal to any unpaid dividends, whether accrued or declared, as applicable, on the Series A-1 and Series B Preferred. If the assets and funds thus distributed among the holders of the Series A-1 and Series B Preferred are insufficient to permit the payment to such holders of their full preferential amount, then the assets and funds of the Corporation legally available for distribution shall be distributed among the holders of Series A-1 and Series B Preferred in proportion to the number of shares of Series A-1 and Series B Preferred held by each such holder.

         After payment to the holders of Series A-1 and Series B Preferred the amounts set forth in the first sentence of this Section B(1), the holders of Series A, Series A-2 and Series B-1 Preferred shall be entitled to receive, pari passu with each other, but prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock by reason of their ownership thereof: the amount of $1.00 per share (as adjusted for Series A Preferred stock splits, stock dividends, recapitalizations and similar events) for each share of Series A Preferred (the "Original Series A Issue Price") then held; the amount of $1.00 per share (as adjusted for Series A-2 Preferred Stock splits, stock dividends, recapitalizations and similar events) for each share of Series A-2 Preferred (the "Original Series A-2 Issue Price") then held; the amount of $0.40 per share (as adjusted for Series B-1 Preferred stock splits, stock dividends, recapitalizations and similar events) for each share of Series B-1 Preferred (the "Original Series B-1 Issue Price") then held; and, in addition, an amount equal to any unpaid dividends declared, as applicable, on the Series A, Series A-2 and Series B-1 Preferred. If the assets and funds thus distributed among the holders of the Series A, Series A-2 and Series B-1 Preferred are insufficient to permit the payment to such holders of their full preferential amount, then the assets and funds of the Corporation remaining after the payment to the holders of Series A-1, Series A-2 and Series B-1 Preferred the amounts they are entitled to receive under this Section B(1) shall be distributed among the holders of Series A, Series A-2 and Series B-1 Preferred in proportion to the number of shares of Series A, Series A-2 and Series B-1 Preferred held by each such holder.

         Notwithstanding any other provision of this Section B(1), the holders of Series A, Series A-1, Series A-2, Series B or Series B-1 Preferred shall not receive pursuant to this Section B(1) more than an amount per share which, when added to all dividends previously paid on each share of Series A, Series A-1, Series A-2, Series B or Series B-1 Preferred, as applicable, is equal to 300% of the Original Series A Issue Price, the Original Series A-1 Issue Price, the Original Series A-2 Issue Price, the Original Series B Issue Price or the Original Series B-1 Issue Price, as applicable. No payment shall be made with respect to the Common Stock unless and until full payment has been made to the holders of the Series A, Series A-1, Series A-2, Series B and Series B-1 Preferred of the amounts they are entitled to receive under this Subsection B(1).

                  2. Remaining Assets. After payment to the holders of Series A, Series A-1, Series A-2, Series B and Series B-1 Preferred the amounts set forth in Section B(1) above, the remaining assets and funds of the Corporation legally available for distribution, if any, to stockholders shall be distributed among the holders of Series A-1 and Series B Preferred and holders of Common Stock pro rata and based on the number of shares of Common Stock held by each (assuming conversion of all such Series A-1 and Series B Preferred), provided that the holders of Series A-1 and Series B Preferred shall not receive pursuant to Sections B(1) and (2), combined, more than an amount per share which, when added to all dividends previously paid on each share of Series A-1 and Series B Preferred, as applicable, is equal to 300% of the Original Series A-1 Issue Price or the Original Series B Issue Price, as applicable, and all remaining assets and funds after the maximum distribution to the holders of Series A-1 and Series B Preferred shall be distributed to the holders of Common Stock.

                  3. Reorganization or Merger. Except for bona fide financings for capital raising purposes approved by the Board of Directors and the holders of at least 66 2/3% of the then-issued and outstanding shares of Preferred Stock, voting together as a single class, a reorganization, merger or consolidation of the Corporation with or into any other corporation or entity, in which transaction or Series of related transactions the Corporation's stockholders immediately prior to such transaction own immediately after such transaction less than 50% of the equity securities of the surviving corporation or its parent, or a sale, conveyance or encumbrance of all or substantially all of the assets of the Corporation, shall be deemed to be a Liquidation Event within the meaning of this Section B.

                  4. Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any Liquidation Event are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, except that any securities to be distributed to stockholders in a Liquidation Event shall be valued as follows:

                           a.       The method of valuation of securities not
subject to investment letter or other similar restrictions on free marketability shall be as follows:

                                    (i)      if the securities are then traded
on a national securities exchange or the Nasdaq National Market (or a similar quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution; and

                                    (ii)     if actively traded
over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the distribution; and

                                    (iii)    if there is no active public
market, then the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

                           b.       The method of valuation of securities
subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subsections (a)(i), (ii) or (iii) of this Section B(4) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

         C. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  1. Right to Convert. Except as provided in Section C(4)(d)(v) below, each share of Series A, Series A-1, Series A-2, Series B and Series B-1 Preferred shall be convertible, at the option of and without the payment of any additional consideration by the holder thereof, at any time into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Issuance Price (as defined below) by the Conversion Price (as defined below) in effect at the time of conversion. The Issuance Price for the Series A, Series A-1 and Series A-2 Preferred shall be $1.00. The Issuance Price for the Series B and Series B-1 Preferred shall be $0.40. The Conversion Price for the Series A Preferred shall initially be $1.00, subject to adjustment as provided below. The Conversion Price for the Series A-1 Preferred shall initially be $1.00, subject to adjustment as provided below. The Conversion Price for the Series A-2 shall initially be $0.40, subject to adjustment as provided below. The Conversion Price for the Series B and Series B-1 Preferred shall initially be $0.40, subject to adjustment as provided below. The number of shares of Common Stock into which a share of Series A, Series A-1, Series A-2, Series B or Series B-1 Preferred is convertible is hereinafter referred to as the "Conversion Rate" of the Series A, Series A-1, Series A-2, Series B or Series B-1 Preferred, as appropriate.

                  2. Automatic Conversion. Each share of Series A, Series A-1, Series A-2, Series B and Series B-1 Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Rate (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 under the Securities Act of 1933, as amended (the "Act"), covering the offer and sale of Common Stock for the account of the Corporation to the public at a price per share of not less than $1.20 (as adjusted for stock splits, stock dividends, recapitalizations and similar events) with gross proceeds to the Corporation of not less than $20,000,000; or (ii) upon the consent of holders of at least 66 2/3% of the Preferred Stock then outstanding, voting together as a single class.

                  3. Mechanics of Conversion. Before any holder of Series A, Series A-1, Series A-2, Series B or Series B-1 Preferred shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same; provided, however, that in the event of a conversion pursuant to Sections C(2), C(4)(d) or C(4)(e), the outstanding shares of Series A, Series A-1, Series A-2, Series B and Series B-1 Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and, provided further, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent, as provided above, or the holder notifies the Corporation or the Corporation's transfer agent that such certificates have been lost, stolen or destroyed and executes an affidavit to such effect, in a form reasonably satisfactory to the Corporation. The Corporation shall, as soon as practicable after such delivery, or such affidavit in the case of a lost certificate, issue and deliver at such office to such holder of Series A, Series A-1, Series A-2, Series B or Series B-1 Preferred, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A, Series A-1, Series A-2, Series B or Series B-1 Preferred to be converted, in the case of automatic conversion in connection with an underwritten public offering, immediately prior to the closing of the offering, or in the case of conversion in connection with the consent of the holders of at least 66 2/3% of the Preferred Stock then outstanding, immediately upon receipt of such consent, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  4. Adjustments to Conversion Price of Preferred Stock for Dilutive Issues:

                           a.       Special Definitions. For purposes of this
Section C(4), the following definitions shall apply:

                                    (i)      "Options" shall mean rights,
options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                                    (ii)     "Convertible Securities" shall mean
any evidences of indebtedness, shares of capital stock (other than the Common Stock) or other securities convertible into or exchangeable for Common Stock.

                                    (iii)    "Additional Shares of Common Stock"
shall mean all shares of Common Stock issued (or, pursuant to Section C(4)(b), deemed to be issued) by the Corporation, other than:

                                             (A)      shares of the
Corporation's capital stock issued upon any conversion of the Preferred Stock (including, without limitation, any conversion pursuant to Sections C(4)(d) and (e) below);

                                             (B)      shares of the
Corporation's capital stock issued pursuant to bona fide acquisitions, mergers, technology licenses or purchases, corporate partnering, agreements or other similar transactions, in each case unanimously approved by the Board of Directors;

                                             (C)      32,993,341 shares of the
Corporation's capital stock (or related Options) ("Incentive Shares") issued to employees, officers, directors, consultants, or other persons performing services for the Corporation (including, but not by way of limitation, distributors and sales representatives) pursuant to any stock offering, plan, or arrangement approved by the Board of Directors, provided that, the number of Incentive Shares may be increased by the unanimous approval of the Board of Directors;

                                             (D)      shares of the
Corporation's capital stock issued to financial institutions in connection with the extension of credit to the Corporation, to lessors in connection with the lease of equipment or real property or in similar transactions, in each case approved unanimously by the Board of Directors;

                                             (E)      shares of the
Corporation's Common Stock issued in connection with any stock split, stock dividend, or stock combination thereof by the Corporation;

                                             (F)      all shares of Common Stock
issued or issuable upon conversion of Convertible Securities issued and outstanding on the date this document is filed with the Delaware Secretary of State;

                                             (G)      shares of Common Stock
issued on or prior to the earlier of December 16, 2004 or the Milestone Closing, as defined in Section C(4)(d)(v), in connection with the issuance and sale of Series B Preferred.

                                             (H)      shares of capital stock
issued in a public offering in which all of the Preferred Stock will be converted; or

                                             (I)      except as otherwise
provided in this Section C(4)(a)(iii), shares of capital stock of the Corporation, or securities convertible into shares of capital stock of the Corporation, the issuance of which is unanimously approved by the Board of Directors.

                           b.       Deemed Issue of Additional Shares of Common
Stock. In the event the Corporation at any time or from time to time after the original issuance date for the Series A Preferred shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time and without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that, Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section C(4)(f) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price for the Series A-1 or Series B Preferred in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and, provided further, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                                    (i)      no further adjustment in the
Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                    (ii)     if such Options or Convertible
Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                                    (iii)    upon the expiration of any such
Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if;

                                             (A)      in the case of Convertible
Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                                             (B)      in the case of Options for
Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                                    (iv)     no readjustment pursuant to clause
(ii) or (iii) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (A) the Conversion Price on the original adjustment date, or (B) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

                                    (v)      in the case of any Options which
expire by their terms not more than 90 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options.

                           c.       Adjustment of Conversion Price Upon Issuance
of Additional Shares of Common Stock. In the event this Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section C(4)(b)) after the original issuance date for the Series A Preferred without consideration or for consideration per share less than the Conversion Price for the Series A-1 or Series B Preferred in effect on the date of and immediately prior to such issue (a "Dilutive Issuance"), then, and in such event, the Conversion Price for the Series A-1 and Series B Preferred shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) equal to the consideration per share for which Additional Shares of Common Stock are issued. If such Additional Shares of Common Stock are issued for no consideration then the consideration per share shall be deemed to be $0.01.

                           d.       Series B Offering Shadow Preferred. The
provision of this Section C(4)(d) shall remain in effect until the Re-Conversion Date, as defined in Section C(4)(d)(v)below.

                                    (i)      Series A Preferred Definitions. For
purposes of Sections C(4)(d)(i), and (ii), the following terms shall have the meanings set forth below:

                                             (A)      "Affiliate Group" shall
mean a group of Affiliated Entities holding Series A Preferred.

                                             (B)      "Affiliated Entity" shall
mean, only for purposes of Sections C(4)(d)(i) and (ii), as to any entity, another entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

                                    (ii)     Series A Preferred Mechanics of
Issuance of Shadow Preferred.

                                             (A)      In the event the
Corporation proposes to undertake a Dilutive Issuance, it shall give each holder of Series A Preferred a written notice of its intention, describing the type of new securities, the price and number of shares of such Dilutive Issuance, at least twenty-four (24) hours prior to the initial closing of such Dilutive Issuance.

                                             (B)      Upon the purchase of
shares issued and sold in a Dilutive Issuance by a holder of Series A Preferred or an Affiliate Group holding Series A Preferred, 2.0262 shares of Series A Preferred held by such holder or Affiliated Group shall be automatically converted into an equal number of shares of Series A-1 Preferred (rounded up to the nearest whole share) for each $1.00 of Series B Preferred issued and sold in such Dilutive Issuance purchased by such holder or Affiliate Group, up to a maximum total number of shares of Series A Preferred held by such holder or Affiliate Group. The number of shares of Series A

Preferred held by each member of an Affiliate Group shall be converted to Series A-1 Preferred pro-rata, based on the proportion that the Series A Preferred held by such member of the Affiliate Group bears to the Series A Preferred held by all members of the Affiliate Group. A holder of Series A Preferred that has some or all of the shares of Series A Preferred converted to Series A-1 Preferred pursuant the terms of this Section C(4)(d)(ii) shall be referred to as a "Series A Participating Investor."

                                             (C)      Upon the conversion of
Series A Preferred held by a holder of Series A Preferred into shares of Series A-1 Preferred as set forth in this Section C(4)(d)(ii), such shares of Series A Preferred shall no longer be outstanding on the books of the Corporation, and to the extent of such Series A Participating Investor's holdings of Series A-1 Preferred, such Series A Participating Investor's shall be treated for all purposes as the record holder of such shares of Series A-1 Preferred acquired pursuant to the conversion of the Series A Preferred on the date of acquisition by such Series A Participating Investor of shares issued and sold in the Dilutive Issuance.

                                    (iii)    Series B Preferred Definitions. For
purposes of Sections C(4)d(iii), and (iv), the following terms shall have the meanings set forth below:

                                             (A)      "Pro Rata B Share" with
respect to each holder of Series B Preferred shall mean that portion of the total number of shares of the Dilutive Issuance equal to the number of shares of the Dilutive Issuance actually offered to all holders of Series B Preferred by the Board of Directors of the Corporation multiplied by a fraction, the numerator of which is the number of shares of Series B Preferred held by such holder as of the date of the B Issuance Notice, as defined below, and the denominator of which is the total number of shares of Series B Preferred outstanding as of such date.

                                             (B)      "Participating B Investor"
shall mean any holder of Series B Preferred that purchases at least its Pro Rata B Share of a Dilutive Issuance, provided however, that if a holder is a member of a group of Affiliated Entities holding Series B Preferred and the holders making up such group in the aggregate purchase a number of shares of such Dilutive Issuance at least equal to the aggregate Pro Rata B Share of all holders making up such group of Affiliated Entities, then all such holders in such group shall be deemed to be Participating B Investors.

                                             (C)      "Nonparticipating B
Investor" shall mean any holder of Series B Preferred that is not a Participating B Investor.

                                             (D)      "Affiliated Entity" shall
mean, only for purposes of this Section C(4)(d)(iii) and (iv), as to any entity, another entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

                                    (iv)     Series B Preferred Mechanics of
Issuance of Shadow Preferred.

                                             (A)      In the event the
Corporation proposes to undertake a Dilutive Issuance, it shall give each holder of Series B Preferred a written notice (the "B Issuance Notice") of its intention, describing the type of new securities, the price and number of shares and the general terms upon which the Corporation proposes to issue such new securities as well each Series B Preferred holder's Pro Rata B Share of such Dilutive Issuance, at least fifteen (15) days prior to the date of such Dilutive Issuance. Each holder of Series B Preferred may, within ten (10) days from the date of receipt by the holder (by electronic mail, fax or overnight delivery) of the Issuance Notice, provide written notice (by electronic mail, fax or overnight delivery) to the Corporation that such holder agrees to become a Participating B Investor for the price and upon the terms specified in the B Issuance Notice. In the event that such holder fails to purchase at least its Pro Rata B Share of the Dilutive Issuance (other than as a result of the Corporation failing to offer such holder an opportunity to purchase its Pro Rata B Share) on or prior to the Closing Date, as defined below, such holder shall be deemed to be a Nonparticipating Investor.

                                             (B)      To the extent of the
percentage of the Pro Rata B Share not purchased (the "Refused Percentage") by each Nonparticipating B Investor, that number of outstanding shares of Series B Preferred held by such Nonparticipating B Investor equal to the product of (x) the number of shares of Series B Preferred held by the Nonparticipating B Investor, multiplied by (y) the Refused Percentage, shall be converted automatically on the date (the "Closing Date") of the applicable Dilutive Issuance (provided that the Corporation gave the Issuance Notice to such holder of Series B Preferred) into an equal number of shares of Series B-1 Preferred.

                                             (C)      Upon the conversion of
Series B Preferred held by a Nonparticipating Investor into shares of Series B-1 Preferred as set forth herein, such shares of Series B Preferred shall no longer be outstanding on the books of the Corporation, and may not be reissued, and to the extent of such Nonparticipating B Investor's holdings of Series B-1 Preferred, such Nonparticipating B Investor shall be treated for all purposes as the record holder of such shares of Series B-1 Preferred acquired pursuant to the conversion of the Series B Preferred on the Closing Date.

                                    (v)      Series A-1 Preferred Clawback
Mechanics.

                                             (A)      For purposes of this
Section C(4)(d), "Re-Conversion Date" shall mean with respect to each of the Prior Holders, as defined below, the earlier to occur of the following: (i) the Milestone Closing, as defined in the Series B Preferred Stock Purchase Agreement, dated as of December 13, 2002 (the "Milestone Closing"); (ii) the time and date that is immediately prior to a Liquidation Event and the conversion of any shares of Preferred Stock into Common Stock occurring in connection with such Liquidation Event; (iii) the time and date immediately prior to the conversion of shares of Series A-1 Preferred held by such Prior Holder into shares of Common Stock; (iv) time and date immediately prior to the initial closing date of a Dilutive Issuance; or (v) December 16, 2004.

                                             (B)      For the purposes of this
Section C(4)(d)(v), the "Re-Conversion Number" for any holder of Series A-1 Preferred Stock (each, a "Prior Holder") shall be a number equal to the total number of shares of Series A-1 Preferred then held by such Prior

Holder multiplied by the quotient of: (i) the difference of (x) the number of shares of Series A-1 Preferred then held by such Prior Holder multiplied by 0.80, less (y) the number of shares of Series B Preferred then held by such Prior Holder multiplied by 0.40; divided by (ii) the number of shares of Series A-1 Preferred then held by such Prior Holder multiplied by 0.80, provided that, no Prior Holder shall be deemed to acquire any right to receive additional shares of Series A-1 Preferred and none of the shares of Series A-1 Preferred held by such Prior Holder shall re-convert to Series A Preferred if the calculation set forth in this Section C(4)(d)(v) results in a negative Re-Conversion Number.

                                             (C)      Notwithstanding anything
to the contrary in this Section C, upon the Re-Conversion Date a number of shares of Series A-1 Preferred held by a Prior Holder equal to the Re-Conversion Number such Prior Holder held by a Prior Holder shall convert into an equal number of shares of Series A Preferred, provided that if the Re-Conversion Date is triggered by the occurrence of the events set forth in Sections C(4)(d)(v)(A)(ii) or (iv) the Corporation shall have provided notice of such event to the Prior Holders at least five (5) days prior to the occurrence of such event.

                                             (D)      Upon the conversion of
Series A-1 Preferred held by a Prior Holder into shares of Series A Preferred as set forth herein, such shares of Series A-1 Preferred shall no longer be outstanding on the books of the Corporation and to the extent of such Prior Holder's holdings of Series A-1 Preferred, such Prior Holder shall be treated for all purposes as the record holder of such shares of Series A Preferred acquired pursuant to the conversion of the Series A-1 Preferred on the Re-Conversion Date.

                                             (E)      The Corporation shall send
notice that the Re-Conversion Date will be triggered in accordance with Section C(4)(d)(v)(A)(v) to the Prior Holders at least at least five (5) days prior to December 16, 2004 if the Re-Conversion Date has not occurred by the date of mailing of such notice.

                           e.       Post- Series B Offering Shadow Preferred.
After the Re-Conversion Date, Section C(4)(d) shall no longer be in effect, and the provisions of this Section C(4)(e) shall control any conversion of Series A-1 or Series B Preferred into shares of Series A-2 or Series B-1 Preferred, as applicable. Prior to such Re-Conversion Date the provisions of this Section C(4)(e) shall not be in effect for any purpose.

                                    (i)      Definitions. For purposes of this
Section C(4)(e) the following terms shall have the meanings set forth below.

                                             (A)      "Pro Rata Share" with
respect to each holder of Series A-1 or Series B Preferred shall mean that portion of the total number of shares of the Dilutive Issuance equal to the number of shares of the Dilutive Issuance actually offered to all holders of Series A-1 and Series B Preferred Stock by the Corporation multiplied by a fraction, the numerator of which is the number of shares of Series A-1 and Series B Preferred held by such holder as of the date of the Issuance Notice, as defined below, and the denominator of which is the total number of shares of Series A-1 and Series B Preferred outstanding as of such date.

                                             (B)      "Participating Investor"
shall mean any holder of Series A-1 or Series B Preferred, as applicable that purchases at least its Pro Rata Share of a Dilutive Issuance, provided however, that if a holder is a member of a group of Affiliated Entities holding Series A-1 and Series B Preferred and the holders making up such group in the aggregate purchase a dollar amount of such Dilutive Issuance equal to the aggregate Pro-Rata Share of all holders making up such group of Affiliated Entities, then all such holders in such group shall be deemed to be Participating Investors.

                                             (C)      "Nonparticipating
Investor" shall mean any holder of Preferred Stock that is not a Participating Investor.

                                             (D)      "Affiliated Entity" shall
mean, only for purposes of this Section C(4)(e), as to any entity, another entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

                                    (ii)     Mechanics of Issuance of Shadow
Preferred.

                                             (A)      In the event the
Corporation proposes to undertake a Dilutive Issuance, it shall give each holder of Series A-1 and Series B Preferred Stock a written notice (the "Issuance Notice") of its intention, describing the type of new securities, the price and number of shares and the general terms upon which the Corporation proposes to issue such new securities, at least twenty-one (21) days prior to the date of such Dilutive Issuance. Each holder of Series A-1 and Series B Preferred may, within ten (10) days from the time of receipt by the holder (by mail, fax or overnight delivery) of the Issuance Notice, provide written notice to the Corporation that such holder agrees to become a Participating Investor for the price and upon the terms specified in the Issuance Notice. In the event that such holder fails to give such notice within the ten (10) day period, or fails to actually purchase its Pro Rata Share of the Dilutive Issuance (other than as a result of the Corporation failing to offer such holder an opportunity to purchase its Pro Rata Share) on or prior to the Closing Date, as defined below, such holder shall be deemed to be a Nonparticipating Investor.

                                             (B)      To the extent of the
percentage of the Pro Rata Share not purchased (the "Refused Percentage") by each Nonparticipating Investor, that number of outstanding shares of Series A-1 Preferred and that number of outstanding shares of Series B Preferred then held by such Nonparticipating Investor, as applicable, equal to the product of (x) the number of shares of Series A-1 Preferred or Series B Preferred, as applicable, then held by the Nonparticipating Investor, times (y) the Refused Percentage, shall each be converted automatically on the date (the "Closing Date") of the applicable Dilutive Issuance (provided that the Corporation gave the Issuance Notice to such holder of Preferred Stock) into an equal number of shares of Series A-2 Preferred and Series B-1 Preferred, as applicable.

                                             (C)      Upon the conversion of
Series A-1 and Series B Preferred held by a Nonparticipating Investor as set forth herein, such shares of Series A-1 and Series B Preferred shall no longer be outstanding on the books of the Corporation, and may not be reissued, and the Nonparticipating Investor shall be treated for all purposes as the record holder of such shares of Series A-2 and Series B-1 Preferred, as applicable, acquired pursuant to the conversion of the Series A-1 and Series B Preferred on the Closing Date.

                           f.       Determination of Consideration. For purposes
of this Section C(4), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                    (i)      Cash and Property: Such
consideration shall:

                                             (A)      insofar as it consists of
cash, be computed at the aggregate amount of cash received by the Corporation.

                                             (B)      insofar as it consists of
property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors irrespective of any accounting treatment; and

                                             (C)      in the event Additional
Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses
(A) and (B) above, as determined in good faith by the Board of Directors.

                                    (ii)     Options and Convertible Securities.
The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section C(4)(b), relating to Options and Convertible Securities, shall be determined by dividing:

                                             (A)      the total amount, if any,
received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities; by

                                             (B)      the maximum number of
shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                  5. Fractional Shares. In lieu of any fractional shares to which the holder of Series A, Series A-1, Series A-2, Series B or Series B-1 Preferred would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Series A, Series A-1, Series A-2, Series B or Series B-1 Preferred, as applicable, as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A, Series A-1, Series A-2, Series B or Series B-1 Preferred of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon each such holder's aggregate conversion.

                  6. Adjustment of Conversion Price; Cash Dividends; Merger Consideration.

                           a.       The Conversion Price of each share of Series
A, Series A-1, Series A-2, Series B and Series B-1 Preferred shall be subject to adjustment from time to time as follows: (i) if the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price of the Series A, Series A-1, Series A-2, Series B and Series B-1 Preferred shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of Series A, Series A-1, Series A-2, Series B or Series B-1 Preferred shall be increased in proportion to such increase of outstanding shares; or (ii) if the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price of the Series A, Series A-1, Series A-2, Series B and Series B-1 Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of Series A, Series A-1, Series A-2, Series B or Series B-1 Preferred shall be decreased in proportion to such decrease in outstanding shares.

                           b.       In case the Corporation shall declare a cash
dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, in each such case, the holders of the Series A, Series A-1, Series A-2, Series B and Series B-1 Preferred shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which such Series A, Series A-1, Series A-2, Series B or Series B-1 Preferred is then convertible.

                           c.       In case at any time after the date hereof,
there is any capital reorganization, or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), the shares of Series A, Series A-1, Series A-2, Series B and Series B-1 Preferred shall, after such reorganization or reclassification, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization or reclassification such holder had converted its shares of Series A, Series A-1, Series A-2, Series B or Series B-1 Preferred into Common Stock. The provisions of this Section C(6)(d) shall similarly apply to successive reorganizations or reclassifications.

                           d.       All calculations under Section C(4) and this
Section C(6) shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

                  7. Minimal Adjustments. No adjustment in the Conversion Price for the Series A, Series A-1, Series A-2, Series B or Series B-1 Preferred need be made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made as a result of the provisions of this Section C(7) shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.

                  8. No Impairment. The Corporation will not, without the consent of the holders of at least 66 2/3% of the outstanding Preferred Stock, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section C and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment. This provision shall not restrict the Corporation's right to amend its Certificate of Incorporation with the requisite stockholder consent.

                  9. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to Sections C(4), (6) or (7), the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A, Series A-1, Series A-2, Series B and Series B-1 Preferred, as applicable, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of Series A, Series A-1, Series A-2, Series B or Series B-1 Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments; (ii) the Conversion Rate at the time in effect; and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Series A, Series A-1, Series A-2 Series B or Series B-1 Preferred.

                  10. Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the Corporation shall mail to each holder of Series A, Series A-1, Series A-2, Series B and Series B-1 Preferred at least twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

                  11. Notices. Any notice required by the provisions of this Section C to be given to any holder of Series A, Series A-1, Series A-2, Series B or Series B-1 Preferred shall be deemed given or received if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the Corporation's books.

         D.       Voting Rights.

                  1. Generally. The holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each share of such Preferred Stock could be converted on the record date for the vote or written consent of stockholders and, except as otherwise required by law, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation and shall vote with holders of the Common Stock upon all matters submitted to a vote of stockholders, except with respect to those matters required pursuant to Section F or by law to be submitted to a class or Series vote. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Preferred Stock held by each holder could be converted) shall be disregarded. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. Notwithstanding the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware, the holders of Common Stock shall vote together with the holders of Preferred Stock as a single class with respect to any proposed amendment hereto that would increase the authorized number of shares of Common Stock, with each such share being entitled to such number of votes per share as is provided in this Article FOUR, and the holders of Common Stock shall not be entitled to a separate class vote with respect thereto unless otherwise required by law.

                  2.       Directors.

                           a.       Number of Directors. Except as reduced by
Section D(2)(c), there shall be seven (7) directors of the Corporation, provided that, such number of directors may be increased with the affirmative vote or written consent of the holders of a majority of Common Stock, voting as a separate class and the holders of at least 66 2/3% of the outstanding Series A, Series A-1, Series A-2, Series B and Series B-1 Preferred, voting together as a single class.

                           b.       Election by Class. The directors shall be
elected as follows:

                                    (i)      Two (2) directors (the "Preferred
Directors") shall be elected by the holders of a majority of the outstanding shares of Preferred Stock, voting together as a single class.

                                    (ii)     One (1) director (the "Common
Director") shall be elected by the holders of a majority of the outstanding shares of Common Stock, voting together as a single class.

                                    (iii)    Any remaining directors (the "Joint
Directors") shall be elected by the holders of a majority of the outstanding Common Stock and Preferred Stock, voting separately as separate classes, on an as-converted-to-Common-Stock basis.

                           c.       Removal of Directors, Reduction of Number of
Directors.

                                    (i)      If at any time there are fewer than
100,000 shares (appropriately adjusted for stock splits, stock dividends, recapitalizations and similar events) of Preferred Stock, combined, outstanding
(i) the right of the holders of the shares of Preferred Stock to elect the Preferred Directors will terminate; (ii) a voting shift shall be effected and the term of office of the Preferred Directors will automatically terminate; and
(iii) the authorized number of directors shall be reduced by two. In addition, the Preferred Directors may be removed by vote or written consent of a majority of the shares of Preferred Stock then outstanding, voting together as a single class on an as-converted basis.

                                    (ii)     The Common Director may be removed
by vote or written consent of a majority of the shares of Common Stock then outstanding, voting as a single class.

                                    (iii)    The Joint Directors may be removed
by vote or written consent of a majority of the shares of Common Stock and Preferred Stock then outstanding, voting separately as separate classes, on an as-converted basis.

                           d.       Vacancies.

                                    (i)      In the event of a vacancy on the
Board of Directors created by the resignation, death, or removal of a Preferred Director, such vacancy shall be filled: (i) by the Corporation's Board of Directors upon receipt by the Board of Directors of, and in accordance with, written consents specifying the new director to fill such vacancy and signed by the holders of a majority of the shares of the Preferred Stock then outstanding, voting together as a single class on an as-converted basis; or (ii) by vote or written consent of the holders of a majority of the Preferred Stock then outstanding, voting together as a single class.

                                    (ii)     In the event of a vacancy on the
Board of Directors created by the resignation, death, or removal of the Common Director, such vacancy shall be filled: (i) by the Corporation's Board of Directors upon receipt by the Board of Directors of, and in accordance with, a written consent specifying the new director to fill such vacancy and signed by the holders of a majority of the shares of Common Stock then outstanding; or
(ii) by vote or written consent of the holders of a majority of the Common Stock then outstanding.

                                    (iii)    In the event of a vacancy on the
Board of Directors created by the resignation, death, or removal of a Joint Director, such vacancy shall be filled: (i) by the Corporation's Board of Directors upon receipt by the Board of Directors of, and in accordance with, a written consent specifying the new director to fill such vacancy and signed by the holders of a majority of the shares of Common Stock and Preferred Stock then outstanding, voting separately as separate classes, on an as-converted basis; or
(ii) by vote or written consent of the
holders of a majority of the Common Stock and Preferred Stock then outstanding, voting separately as separate classes, on an as-converted basis.

         E.       Redemption.

                  1.       Redemption Right.

                           a.       No Call by the Corporation. The Corporation
shall not have the right to call for redemption all or any part of the Preferred Stock, but may, pursuant to the terms of this Section E have the obligation to redeem the Series A, Series A-1, Series A-2, Series B and Series B-1 Preferred.

                           b.       Redemption of Preferred Stock. Upon receipt
of written notice, delivered to the Corporation on or after September 30, 2008, from the holders of at least a majority of the aggregate number of then outstanding shares of Series A, Series A-1, Series A-2, Series B and Series B-1 Preferred (the "Redemption Call"), voting together as a single class, the Corporation shall redeem such shares of Series A, Series A-1, Series A-2, Series B and Series B-1 Preferred, as provided in this Section E, by paying in cash therefor on the Redemption Date (as defined below) an amount per share of Series A, Series A-1, Series A-2, Series B or Series B-1 Preferred, as applicable, equal to the Original Series A, Series A-1, Series A-2, Series B or Series B-1 Issue Price, as applicable plus any unpaid dividends, whether accrued or declared, as applicable, (the "Series A Redemption Price," "Series A-1 Redemption Price," "Series A-2 Redemption Price", "Series B Redemption Price" or "Series B-1 Redemption Price," as applicable).

                           c.       Redemption Payments and Redemption Dates.
The Corporation shall pay the Series A, Series A-1, Series A-2, Series B or Series B-1 Redemption Price, as applicable, to the holders of Series A, Series A-1, Series A-2, Series B and Series B-1 Preferred to be redeemed, and such shares shall be redeemed in three installments (each, a "Redemption Payment") with the first such Redemption Payment being paid no later than sixty (60) days following the receipt by the Corporation of the Redemption Call, (the "First Redemption Date"), and the remaining two Redemption Payments being paid no later than the first and second anniversaries of the First Redemption Date, respectively (the date on which each such Redemption Payment is made being herein referred to as a "Redemption Date"). Subject to the foregoing, on the first, second and third Redemption Dates the Corporation shall redeem 33%, 50% and 100%, respectively, of the number of shares of each of the Series A, Series A-1, Series A-2, Series B and Series B-1 Preferred outstanding as of the date of each such Redemption Date.

                  2.       Redemption Procedure.

                           a.       Redemption Notice. At least thirty (30) but
no more than sixty (60) days prior to a Redemption Date, the Corporation shall mail a written notice (the "Redemption Notice"), first class, postage prepaid, to each holder of Series A, Series A-1, Series A-2, Series B and Series B-1 Preferred of record at the close of business on the business day preceding the day on which such notice is given (at the address last shown on the records of the Corporation for such holder or given by the holder to the Corporation for the purpose of notice or, if no such address appears or is given, at the place where the principal executive office of the Corporation is located), notifying such holder of the proposed redemption of the Series A, Series A-1, Series A-2, Series B and Series B-1 Preferred. The first Redemption Notice shall specify (i) the aggregate number of shares of Series A, Series A-1, Series A-2, Series B and Series B-1 Preferred that could be redeemed from such holder pursuant to Section E(1)(b), as applicable; (ii) the number of shares of Series A, Series A-1, Series A-2, Series B and Series B-1 Preferred that could be redeemed from such holder on the first specific Redemption Date; (iii) the Series A, Series A-1, Series A-2, Series B or Series B-1 Redemption Price, as applicable, to be paid on such Redemption Date; and (iv) the manner and the place for surrendering to the Corporation the certificate(s) representing any shares to be redeemed. Subsequent Redemption Notices shall specify (i) the number of shares of Series A, Series A-1, Series A-2, Series B and Series B-1 Preferred to be redeemed from such holder on the Redemption Date for which such Redemption Notice was sent;
(ii) the Series A, Series A-1, Series A-2, Series B or Series B-1 Redemption Price, as applicable, to be paid on said Redemption Date; and (iii) the manner and the place for surrendering to the Corporation the certificates representing the shares to be redeemed on such Redemption Date. Except as provided in Section E(2)(b), on or after each Redemption Date, each holder of shares of Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing the shares subject to redemption on such Redemption Date, in the manner and at the place designated in the Redemption Notice, and thereupon the Series A, Series A-1, Series A-2, Series B or Series B-1 Redemption Price, as applicable, in respect of each such share shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed on a particular Redemption Date, a new certificate shall be issued to the holder representing the unredeemed shares.

                           b.       Rights as Shareholder Terminate. From and
after each Redemption Date, unless there shall have been a default in payment of the Series A, Series A-1, Series A-2, Series B or Series B-1 Redemption Price, as applicable, all rights and preferences pertaining to those shares of Preferred Stock designated for redemption on such Redemption Date (except the right to receive the Series A, Series A-1, Series A-2, Series B or Series B-1 Redemption Price, as applicable, without interest, upon surrender of the certificate or certificates therefor) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A, Series A-1, Series A-2, Series B or Series B-1 Preferred on any Redemption Date are insufficient to redeem the total number of shares of Series A, Series A-1, Series A-2, Series B and Series B-1 Preferred to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible aggregate number of shares of Series A, Series A-1, Series A-2, Series B and Series B-1 Preferred ratably among the holders of such shares to be redeemed based upon their aggregate holdings of the Series A, Series A-1, Series A-2, Series B and Series B-1 Preferred. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date, but which it has not redeemed (a "Remainder Redemption"). In any Remainder

Redemption the maximum possible aggregate number of unredeemed shares of Series A, Series A-1, Series A-2, Series B and Series B-1 Preferred shall be redeemed ratably among the holders of such Remainder Redemption shares based upon their aggregate holdings of the Series A, Series A-1, Series A-2, Series B and Series B-1 Preferred.

         F. Protective Provisions. In addition to any other rights provided by law, so long as 250,000 shares of Preferred Stock shall be outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of at least 66 2/3% of the then outstanding shares of Preferred Stock, voting together as a single class:

                  1. Amend the provisions of the Certificate of Incorporation or the Bylaws of the Corporation so as to materially and adversely change the rights, preferences, privileges or restrictions on the Preferred Stock;

                  2. Increase the authorized number of directors on the Corporation's Board of Directors;

                  3. authorize or create a new class of shares having rights, preferences or privileges senior to, or pari passu with, the Preferred Stock;

                  4. authorize (i) a merger or consolidation of the Company with another entity after which the stockholders of the Company shall own less than a majority of the outstanding voting stock of the surviving corporation or (ii) a sale of all or substantially all of the assets of the Company;

                  5. authorize a liquidation or dissolution of the Company;

                  6. declare or pay any dividend or redeem or repurchase any shares of capital stock of the Company (other than redemption or repurchase from terminated employees or service providers, consultants or founders pursuant to contractual rights of repurchase or redemption, or redemptions made pursuant to the provisions of Section E herein); and

                  7.       as otherwise provided by applicable law.

         G.       Status of Converted or Redeemed Stock.

                  1. In the event any shares of Preferred Stock shall be redeemed pursuant to Section E by payment of the Series A, Series A-1, Series A-2, Series B or Series B-1 Redemption Price, as applicable, on a Redemption Date, the shares so redeemed shall be canceled and shall not be issuable by the Corporation, and the Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

                  2. In the event any shares of Preferred Stock shall be converted pursuant to Section C, other than shares of Series A Preferred converted to Series A-1 pursuant to the provisions of Section C(4)(d), the shares so converted shall be canceled and shall not be issuable by the Corporation, and the Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

                  3. In the event any shares of Series A-1 Preferred Stock shall be converted pursuant to Section C into shares of Series A Preferred, the shares of Series A-1 Preferred so converted shall be canceled and shall not be issuable by the Corporation, and the Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

         H. Reservation of Shares. The Corporation shall reserve and keep available at all times, so long as any shares of Preferred Stock remain outstanding, free from preemptive rights, out of its authorized but unissued shares of Common Stock, Series A Preferred, Series A-1 Preferred, Series A-2 Preferred and Series B-1 Preferred, solely for the purpose of effecting the conversion of the shares of Preferred Stock pursuant to any provision of this Certificate of Incorporation, sufficient shares of Common Stock, Series A Preferred, Series A-1 Preferred and Series B-1 Preferred to provide for the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock, Series A Preferred, Series A-1 Preferred, Series A-2 Preferred or Series B-1 Preferred shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock, Series A Preferred, Series A-1 Preferred, Series A-2 Preferred and Series B-1 Preferred to such number of shares as shall be sufficient for such purpose.

         I. Valid Issuance. All shares of Common Stock which may be issued upon conversion of the shares of Preferred Stock will, upon issuance by the Corporation, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

         J. Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of the Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

         K. Residual Rights. All rights accruing to the outstanding shares of capital stock not expressly provided for to the contrary herein shall be vested in the Common Stock.

         FIVE.             The Corporation is to have perpetual existence.

         SIX.              In furtherance and not in limitation of the powers
conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

         SEVEN.            The election of directors need not be by written
ballot unless the Bylaws of the Corporation shall so provide.

         EIGHT.            Meetings of stockholders may be held within or
without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

         NINE.             To the fullest extent permitted by the Delaware
General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Corporation, or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

         TEN.              Advance notice of new business and stockholder
nomination for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

         ELEVEN.           The Corporation reserves the right to amend, alter,
change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         A. This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this Corporation.

         B. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

         IN WITNESS WHEREOF, Amphora Discovery Corp. has caused this Amended and Restated Certificate of Incorporation to be signed by the President on December 13, 2002.

                                             Amphora Discovery Corp.

                                             By: /s/ Martin Haslanger
                                                 -------------------------
                                                 President,
                                                 Martin Haslanger

ATTEST:

By: /s/ Michael J. O'Donnell
    ----------------------------
    Secretary,
    Michael J. O'Donnell

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                                                                    Schedule 2.4

                  Illustrative Examples of Modified Obligation

1. In 2003, Amphora generates [*] datapoints, has 1 deal of [*] realized in the year and gets credit for helping to sell 2 Caliper systems for a total of [*]. The $1.8 million pays for [*] datapoints. Amphora therefore owes and pays to Caliper [*] for the additional [*] datapoints. This [*], paid by a combination of a [*] payment from the [*] deal, [*] commission credit, and an additional cash payment of [*] will reduce the $2.2 contingent deferred payments to [*].

2. Following the 2003 year described in 1 above, Amphora runs [*] datapoints in 2004, has 1 pharma deal of [*] and one of [*]. In 2004 Amphora would pay Caliper [*] for the [*] generated datapoints, which is more than what is required to satisfy the remaining [*] deferred contingent obligation. Accordingly, depending on the timing of when the revenue from the pharma deal is recognized by Amphora, the deferred obligation will be entirely satisfied either by datapoints alone or by a combination of [*] for the pharma deal plus a credit for Amphora's payment to Caliper for datapoints.

3. Same as case 2 above, except Amphora runs only [*] datapoints in 2004. In 2004 Amphora would pay Caliper $1.4 million for the [*] generated datapoints, which payment would be credited against the remaining [*] deferred contingent obligation, leaving [*] of such obligation outstanding. [*] of such [*] would represent [*] of the revenue from the [*] pharma deal. If not voluntarily paid by Amphora, at the end of 2004 Amphora would issue [*] of Series B preferred stock to Caliper, and the $450,000 deferred contingent obligation would remain outstanding.

4. Same as case 2 above, except Amphora runs only [*] datapoints in 2004. In 2004 Amphora would pay Caliper [*] ([*] of the revenue from the [*] pharma deal), [*] of which would be applied to satisfy
         Amphora's current payment obligation for the [*] generated datapoints and [*] of which would create a credit that could be applied to satisfy Amphora's payment obligation to Caliper for future generated datapoints. The [*] payment would be credited against the remaining [*] deferred contingent obligation, leaving [*] of such obligation outstanding. If not voluntarily paid by Amphora, at the end of 2004 Amphora would issue [*] of Series B preferred stock to Caliper, and the [*] deferred contingent obligation would remain outstanding.

5. In the case of 2 above, Caliper signs a deal on January 1, 2004 with [*] Therefore, the total cost for the [*] datapoints is [*]. Otherwise, the analysis is the same as paragraph 2 above.

6. Following 2003 as described in 1 above, Amphora goes public raising [*] in the first IPO of 2004 (January 1). If the [*] of deferred obligation is not voluntarily paid by Amphora, Amphora owes Caliper [*] in Series B preferred stock.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.